Exhibit 99.1

News Release

Media Contacts:	Goodrich Corporation
Lisa Bottle +1 704 423 7060	Four Coliseum Centre
Gail K. Warner +1 704 423 7048	2730 West Tyvola Road
Investor Contact:	Charlotte, NC 28217-4578
Paul Gifford +1 704 423 5517	Tel: 704 423 7000
Fax: 704 423 7127
www.goodrich.com

Goodrich Announces First Quarter 2005 Results, Increases Sales and Net Income Outlook for Full Year 2005

•	First quarter 2005 net income per diluted share was $0.47, a 21 percent increase over first quarter 2004 results.

•	First quarter 2005 sales of $1,282 million increased 10 percent compared to first quarter 2004, reflecting sales growth in all segments and market channels.

•	Full year 2005 outlook for net income per diluted share increased from $1.60 - $1.80 to $1.80 - $1.95.

•	Full year 2005 outlook for sales increased from $5.0 - $5.1 billion to $5.1 - $5.2 billion.

CHARLOTTE, NC, April 28, 2005 - Goodrich Corporation announced results today for the first quarter 2005, and increased its sales and net income outlook for the full year 2005.

Commenting on the company’s performance, Marshall Larsen, Chairman, President and Chief Executive Officer said, “During the first quarter we experienced growth in all of our segments and market channels. Sales for commercial aerospace aftermarket products and services increased by 11 percent over the same period last year, and was the primary driver of our improved segment operating income. Based on this strong performance and improving markets for our products, we have increased our overall sales and net income outlook for the full year 2005. We now expect 2005 sales in the range of $5.1 - $5.2 billion, and to generate 2005 net income per diluted share in the range of $1.80 - $1.95.”

The company reported first quarter 2005 net income of $58 million, or $0.47 per diluted share, on sales of $1,282 million. This compares to first quarter 2004 net income of $47 million, or $0.39 per diluted share, on sales of $1,162 million. During the first quarter 2004 Goodrich recorded income from the cumulative effect of a change in accounting of $16 million, after tax, or $0.13 per diluted share. Also during the first quarter 2004 Goodrich wrote off notes and accounts receivable of $5 million, after tax, or $0.04 per diluted share, which was included in other expense for that period. There were no similar items during the first quarter of 2005.

The increased sales and income were primarily due to increased sales for commercial aerospace aftermarket products, as well as higher sales volume in all of the company’s other market channels and reportable segments, and the favorable impact of the company’s enterprise initiatives, such as lean manufacturing and supply chain management. In the first quarter 2005, foreign currency translation had a favorable impact on sales of approximately $9 million, while translation of non-U.S. dollar net expenses had an unfavorable after-tax impact of $2 million on net income, compared to the first quarter 2004. For the first quarter 2005 the company reported an effective tax rate of 34.8 percent, compared to an effective rate of 31 percent for the first quarter 2004.

Cash flow from operations during the first quarter 2005 was $20 million, a reduction of $29 million from the same period in 2004. The primary reason for the reduction was increased working capital levels necessary to support higher sales and rising production rates for large commercial aircraft. In the quarter the company contributed $3 million to its worldwide pension plans compared to $13 million in the first quarter of 2004. Goodrich reported capital expenditures of $27 million versus $23 million in the first quarter of 2004.

The cash balance of $286 million at March 31, 2005 decreased by $12 million from the balance of $298 million at December 31, 2004.

Cash Flow Comparison
(Dollars in Millions)	First Quarter
	2005	2004
Cash Flow from Operations*	$20	$49

Capital Expenditures	($27)	($23)

*Included in cash flow from operations:
Cash outflow for facility closures and headcount reductions	($3)	($7)
Pension Contributions	($3)	($13)

Business Highlights

•	On April 19, 2005 Goodrich announced the closing of the sale of its JcAIR Test Systems business to Aeroflex Incorporated for $35 million. The sale will result in an after-tax gain of approximately $13 million, or $0.11 per diluted share, which will be reflected in discontinued operations during the second quarter 2005. When it releases second quarter 2005 results, Goodrich will reflect the results of this business as a discontinued operation for all periods presented.

•	Goodrich continued to execute its deleveraging strategy by redeeming $100 million of long-term debt on April 26, 2005. The company will record an expense in the second quarter 2005 of approximately $6 million ($4 million after tax) for premiums and other costs associated with the redemption. Goodrich expects to retire up to an additional $100 million of long-term debt during the remainder of 2005. For the full year 2005, the net impact of the early retirement of debt, including all expenses and interest savings, is expected to be an expense of approximately ($0.04) - ($0.05) per diluted share.

•	Goodrich was selected by Airbus to provide the nacelles and thrust reversers for the new A350 aircraft. The contract is expected to generate approximately $6 billion in original equipment and aftermarket sales for Goodrich over 20 years. The A350 is due to enter service in 2010.

•	The U.S. Marine Corps approved Goodrich’s Integrated Mechanical Diagnostics Health and Usage Management System (IMD-HUMS) for Full-Rate Production on board CH-53E Super Stallion helicopters. Goodrich has received contracts to deliver and support the installation of 28 IMD-HUMS kits in 2005 and 2006. Currently the Marines have a total fleet of 147 CH-53E Super Stallion helicopters. This is the first fully integrated, multi-functional health management system to be installed on U.S. Marine helicopters. The IMD-HUMS system is already in service with the U.S. Army on its fleet of UH-60 BLACK HAWK helicopters.

2005 Outlook

The company has increased its 2005 outlook from that provided in its February 7, 2005 results press release. The full year 2005 outlook for sales has been increased from $5.0 - $5.1 billion to $5.1 - $5.2 billion. The current outlook represents a sales increase of about 8 - 10 percent from 2004 levels. Expected margin growth in excess of the growth in sales has resulted in an increase in the outlook for diluted earnings per share (EPS) from $1.60 - $1.80 to $1.80 - $1.95, an increase of 26 - 36 percent from 2004 diluted EPS.

This outlook includes the impact of the sale of JcAIR Test Systems and all completed and anticipated debt retirements, neither of which were included in the prior outlook. The net impact of these two items for the full year 2005 is expected to be income of approximately $0.04 - $0.05 per diluted share.

Goodrich currently expects an effective tax rate for the full year 2005 of 34 percent, compared to the 32 percent rate that was assumed in its prior outlook.

Goodrich’s current 2005 outlook is based on the following market assumptions:

•	Deliveries of Airbus and Boeing large commercial aircraft are expected to increase by 10 - 15 percent annually in both 2005 and 2006, based on the announced plans by Airbus and Boeing. Goodrich sales of commercial aircraft original equipment are projected to increase by more than 15 percent in 2005, compared to 2004.

•	Capacity in the global airline system, as measured by available seat miles (ASMs), is expected to continue to grow. Goodrich sales to airlines for large commercial and regional aircraft aftermarket parts and service are expected to grow approximately 6 percent in 2005, compared to 2004, and in-line with expectations for global ASM increases.

•	Total regional and business aircraft production is expected to be relatively flat in 2005, compared to 2004, as deliveries of business jets are expected to increase, offsetting the expected decrease in regional aircraft deliveries. Deliveries to Embraer in support of its EMBRAER 190 aircraft, which includes significant Goodrich content, are expected to enable Goodrich to increase its original equipment sales in this market channel for the full year 2005, compared to 2004.

•	Military sales (original equipment and aftermarket) are expected to increase 5 - 6 percent in 2005, compared to 2004, representing a growth rate slightly greater than global military budgets.

Goodrich continues to expect cash flow from operations, minus capital expenditures, to exceed 75 percent of net income in 2005. The company continues to expect 2005 capital expenditures to be in the range of $190 - $210 million.

The current earnings and cash flow from operations outlook for 2005 does not include resolution of the previously disclosed Rohr and Coltec tax litigation or divestitures other than the JcAIR Test Systems business.

The supplemental segment discussion and tables that follow provide more detailed information about the first quarter 2005 results.

Goodrich will hold a conference call on April 28, 2005 at 10:00 AM U.S. Eastern time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-981-5542.

Goodrich Corporation, a Fortune 500 company, is a leading global supplier of systems and services to the aerospace and defense industry. Goodrich technology is involved in making aircraft fly... helping them land... and keeping them safe. Serving a global customer base with significant worldwide manufacturing and service facilities, Goodrich is one of the largest aerospace companies in the world. For more information visit http://www.goodrich.com.

Forward-looking Statements

Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company’s future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially.

Important factors that could cause actual results to differ include, but are not limited to:

•	demand for and market acceptance of new and existing products, such as the Airbus A350 and A380, the Boeing 787 Dreamliner, the Embraer 190, and the Lockheed Martin F-35 Joint Strike Fighter and F-22 Raptor;

•	the company’s ability to extend its contracts with Boeing relating to the 787 Dreamliner beyond the initial contract period;

•	potential cancellation of orders by customers;

•	successful development of products and advanced technologies;

•	the health of the commercial aerospace industry, including the impact of bankruptcies in the airline industry;

•	global demand for aircraft spare parts and aftermarket services;

•	the possibility of additional contractual disputes with Northrop Grumman related to the purchase of Aeronautical Systems;

•	the payment of premiums and associated costs by the company in connection with the early retirement of debt;

•	the resolution of tax litigation involving Coltec Industries Inc and Rohr, Inc.;

•	the actual amount of future liabilities assumed by the company pursuant to the partial settlement with Northrop Grumman related to the purchase of Aeronautical Systems;

•	the possibility of restructuring and consolidation actions beyond those previously announced by the company;

•	threats and events associated with and efforts to combat terrorism, including the current situation in Iraq;

•	the extent to which expenses relating to employee and retiree medical and pension benefits continue to rise;

•	competitive product and pricing pressures;

•	the company’s ability to recover from third parties under contractual rights of indemnification for environmental and other claims arising out of the divestiture of the company’s tire, vinyl and other businesses;

•	possible assertion of claims against the company on the theory that it, as the former corporate parent of Coltec Industries Inc, bears some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries, or that Coltec’s dividend of its aerospace business to the company prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent;

•	the effect of changes in accounting policies;

•	domestic and foreign government spending, budgetary and trade policies;

•	economic and political changes in international markets where the company competes, such as changes in currency exchange rates, inflation, deflation, recession and other external factors over which the company has no control; and

•	the outcome of contingencies (including completion of acquisitions, divestitures, litigation and environmental remediation efforts).

The company cautions you not to place undue reliance on the forward-looking statements contained in this release, which speak only as of the date on which such statements were made. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

###

Supplemental Segment Review

Total Segment Results	Dollars in millions
	1st Quarter 2005	1st Quarter 2004
Sales	$1,282	$1,162
Segment Operating Income	$152	$118
Margin %	11.8%	10.2%

Included below is a summary discussion of sales and operating income changes by segment:

Airframe Systems: Airframe Systems segment sales of $443 million in the first quarter 2005 increased $40 million, or 10 percent, from $403 million in the first quarter 2004. The increase was primarily due to the following:

•	Higher landing gear commercial original equipment (OE) sales volume,

•	Higher military and commercial aircraft wheel and brake sales volume,

•	Higher sales of aircraft heavy maintenance services, and

•	Favorable currency translation on non-U.S. dollar sales, primarily in actuation systems and landing gear.

Airframe Systems segment operating income of $28 million in the first quarter 2005 increased $7 million, or 32 percent, from $21 million in the first quarter 2004. The segment operating income increase was primarily due to favorable sales volume, as described above.

Engine Systems: Engine Systems segment sales of $528 million in the first quarter 2005 increased $30 million, or 6 percent, from $498 million in the first quarter 2004. The increase was primarily due to the following:

•	Higher aerostructures engine OE, U.S. military, commercial spares and maintenance, repair, and overhaul (MRO) sales volumes,

•	Higher cargo systems commercial OE sales volume,

•	Higher sales volume of turbine fuel engine components and turbomachinery products for U.S. military and regional aircraft applications and to the power generation market,

•	Higher revenues from asset management arrangements with airlines for aftermarket support from customer services, and

•	Favorable currency translation on non-U.S. dollar sales, primarily in the engine controls business.

The increase in Engine Systems segment sales was partially offset by decreased sales volume of military OE and aftermarket engine controls.

Engine Systems segment operating income of $91 million in the first quarter 2005 increased $17 million, or 22 percent, from $74 million in the first quarter 2004. Segment operating income was higher due primarily to higher sales volume, and an improved aftermarket sales mix, primarily for aerostructures products.

The increase in Engine Systems segment operating income was partially offset by:

•	Increased aerostructures contract costs for certain U.S. military and commercial jet applications, and

•	Decreased sales volume of military OE and aftermarket engine controls.

Electronic Systems: Electronic Systems segment sales of $311 million in the first quarter 2005 increased $50 million, or 19 percent, from $261 million in the first quarter 2004. The increase was primarily due to the following:

•	Higher sales volume of regional and business jet aircraft OE and aftermarket products for aircraft interior products, de-icing and specialty systems, sensor systems and power systems businesses,

•	Higher sales volume of military OE and space sales in nearly all of the segment’s business units, and

•	Higher sales volume of commercial OE products for the aircraft interior products, sensors, fuel and utility systems, lighting systems and power systems businesses.

Electronic Systems segment operating income of $33 million in the first quarter 2005 increased $10 million, or 46 percent, from $23 million in the first quarter 2004. Segment operating income was higher due primarily to the increased sales volume described above.

The increased segment operating income was partially offset by the following:

•	An unfavorable sales mix shift from commercial and military aftermarket towards proportionately more OE sales in military, regional & business and commercial markets, and

•	Increased investments in research and development costs for new programs that have been won.

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months
	Ended
	March 31,
	2005	2004
Sales	$1,282.0	$1,162.1

Operating costs and expenses:
Cost of sales	933.7	869.8
Selling and administrative costs	217.1	193.4

	1,150.8	1,063.2

Operating Income	131.2	98.9
Interest expense	(33.9)	(37.4)
Interest income	0.9	0.8
Other income (expense) — net	(10.1)	(18.0)

Income from continuing operations before income taxes	88.1	44.3
Income tax expense	(30.6)	(13.7)

Income From Continuing Operations	57.5	30.6
Cumulative effect of change in accounting	—	16.2

Net Income	$57.5	$46.8

Basic Earnings per Share:
Continuing operations	$0.48	$0.26
Cumulative effect of change in accounting	—	0.14

Net Income	$0.48	$0.40

Diluted Earnings per Share:
Continuing operations	$0.47	$0.26
Cumulative effect of change in accounting	—	0.13

Net Income	$0.47	$0.39

Dividends declared per common share	$0.20	$0.20

Weighted–Average Number of Shares Outstanding (in millions)
Basic	119.8	118.2

Diluted	122.1	119.9

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING
(DOLLARS IN MILLIONS)

	Three Months
	Ended
	March 31,
	2005	2004
Sales:
Airframe Systems	$442.7	$402.6
Engine Systems	528.1	498.5
Electronic Systems	311.2	261.0

Total Sales	$1,282.0	$1,162.1

Operating Income:
Airframe Systems	$27.8	$21.1
Engine Systems	90.5	74.4
Electronic Systems	33.4	22.9

Total Segment Operating Income	151.7	118.4
Corporate General and Administrative Costs	(20.5)	(19.5)

Total Operating Income	$131.2	$98.9

Segment Operating Income as a Percent of Sales:
Airframe Systems	6.3%	5.2%
Engine Systems	17.1%	14.9%
Electronic Systems	10.7%	8.8%
Total Segment Operating Income as a Percent of Sales	11.8%	10.2%

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	March 31,	December 31,
	2005	2004
Current Assets
Cash and cash equivalents	$286.4	$297.9
Accounts and notes receivable, less allowances for doubtful receivables ($19.5 at both March 31, 2005 and at December 31, 2004)	724.1	654.4
Inventories — net	1,226.8	1,166.8
Deferred income taxes	115.2	118.9
Prepaid expenses and other assets	97.9	118.8

Total Current Assets	2,450.4	2,356.8

Property, plant and equipment — net	1,144.8	1,165.0
Prepaid pension	261.2	275.5
Goodwill	1,299.5	1,266.3
Identifiable intangible assets — net	491.4	507.0
Deferred income taxes	44.6	44.7
Other assets	593.7	602.2

Total Assets	$6,285.6	$6,217.5

Current Liabilities
Short-term debt	$—	$1.0
Accounts payable	527.2	511.5
Accrued expenses	726.4	733.2
Income taxes payable	317.5	294.4
Deferred income taxes	22.0	22.0
Current maturities of long-term debt and capital lease obligations	2.0	2.4

Total Current Liabilities	1,595.1	1,564.5

Long-term debt and capital lease obligations	1,893.8	1,899.4
Pension obligations	765.2	761.7
Postretirement benefits other than pensions	300.7	302.7
Deferred income taxes	19.9	33.7
Other non-current liabilities	308.4	312.6
Commitments and contingent liabilities	—	—
Shareholders’ Equity
Common stock — $5 par value Authorized 200,000,000 shares; issued 134,126,676 shares at March 31, 2005 and 132,709,310 shares at December 31, 2004 (excluding 14,000,000 shares held by a wholly-owned subsidiary at each date)	670.6	663.5
Additional paid-in capital	1,115.0	1,077.9
Income retained in the business	153.0	119.5
Accumulated other comprehensive loss	(121.2)	(103.7)
Common stock held in treasury, at cost (13,583,339 shares at March 31, 2005 and 13,566,071 shares at December 31, 2004)	(414.9)	(414.3)

Total Shareholders’ Equity	1,402.5	1,342.9

Total Liabilities And Shareholders’ Equity	$6,285.6	$6,217.5

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months
	Ended
	March 31,
	2005	2004
Operating Activities
Income from continuing operations	$57.5	$30.6
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Restructuring and consolidation:
Expenses	3.2	1.8
Payments	(3.4)	(6.7)
Depreciation and amortization	54.9	54.5
Stock-based compensation expense	5.3	5.1
Deferred income taxes	(28.8)	33.9
Change in assets and liabilities, net of effects of acquisitions and dispositions of businesses:
Receivables	(101.2)	(78.5)
Change in receivables sold, net	24.3	(14.5)
Inventories	(65.7)	(5.9)
Other current assets	33.3	(9.8)
Accounts payable	20.6	12.3
Accrued expenses	(2.0)	45.8
Income taxes payable	49.8	(43.3)
Tax benefit on non-qualified options	4.5	1.6
Other non-current assets and liabilities	(32.6)	21.6

Net Cash Provided By Operating Activities	19.7	48.5

Investing Activities
Purchases of property, plant and equipment	(27.0)	(22.9)
Proceeds from sale of property, plant and equipment	0.2	—
Payments made in connection with acquisitions, net of cash acquired	(8.8)	(0.5)

Net Cash Used By Investing Activities	(35.6)	(23.4)

Financing Activities
Increase (decrease) in short-term debt, net	(1.0)	0.5
Repayment of long-term debt and capital lease obligations	(0.5)	(65.7)
Proceeds from issuance of common stock	34.1	13.9
Purchases of treasury stock	(0.6)	—
Dividends	(23.8)	(23.5)
Distributions to minority interest holders	(2.4)	—

Net Cash Provided (Used) By Financing Activities	5.8	(74.8)

Discontinued Operations
Net cash provided by discontinued operations	—	—
Effect of exchange rate changes on cash and cash equivalents	(1.4)	0.8

Net decrease in cash and cash equivalents	(11.5)	(48.9)
Cash and cash equivalents at beginning of year	297.9	378.4

Cash and cash equivalents at end of period	$286.4	$329.5

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION
(DOLLARS IN MILLIONS)

	Three Months Ended March 31,
Preliminary Income Statement Data:	2005	2004
Non-Segment Expenses:

Net Interest Expense	$(33.0)	$(36.6)

Other Income (Expense), Net:	$(10.1)	$(18.0)

— Discontinued Retiree Health Care	$(4.7)	$(5.3)
— Other Income (Expense)	$(5.4)	$(12.7)

Preliminary Cash Flow Data:
Dividends	$(23.8)	$(23.5)

Depreciation and Amortization	$54.9	$54.5

— Depreciation	$39.6	$40.3
— Amortization	$15.3	$14.2

	March 31,	December 31,
Preliminary Balance Sheet Data:	2005	2004
Inventory
Preproduction and Excess-Over-Average Inventory	$249.6	$239.8

Short-term Debt	$—	$1.0
Current Maturities of Long-term Debt and Capital Lease Obligations	2.0	2.4
Long-term Debt and Capital Lease Obligations	1,893.8	1,899.4

Total Debt[1]	$1,895.8	$1,902.8
Cash and Cash Equivalents	286.4	297.9

Net Debt[1]	$1,609.4	$1,604.9

[1]	Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long- term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non- GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.